April 8, 1998                                 via EDGAR and Overnight Delivery


U.S. SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street N.W.
Washington, DC 20549

          Re:  American Asset Advisers Trust, Inc.
               Section 14A Preliminary Proxy Material
               Filed January 22, 1998
               File No. 0-28378

Attention:     Rufus Decker, Esq.
               Robert Plesnarski
               Mail Stop 4-9

Gentlemen:

     This letter is in further response to your comments regarding the amended Preliminary Proxy Material filed with the Commission on March 27, 1998 by American Asset Advisers Trust, Inc. ("Registrant" and the "Company"). The amended Preliminary Proxy Material was filed in response to the Staff's February 26, 1998 letter regarding the above-referenced Preliminary Proxy Material filed with the Commission on January 22, 1998. The following paragraphs are numbered to correspond to the comment number of the Commissions's February 26, 1998 letter to which they respond.

     23. We enclose supplementally, a copy of the proposed form of Deloitte & Touche's federal income tax opinion to be issued as of the closing date of the Adviser Acquisition. The Company has not currently received the referenced federal income tax opinion from Deloitte & Touche. The references to Deloitte & Touche in the preliminary Proxy Statement under the caption "Federal Income Tax Consequences" represents the Company's understanding of the expected form of such opinion. The Company expects to receive a federal income tax opinion from Deloitte & Touche affirming the referenced matters prior to the mailing of the Proxy Statement to shareholders. If the factors discussed under the "Federal Income Tax Consequence" caption or the expected form of the Deloitte & Touche federal income tax opinion change prior to the mailing of the Proxy, the Company will revise the references accordingly.

     25. We enclose supplementally, with the material referenced in our response to Item 28 below, copies of all materials furnished to Bishop-Crown by management and the Adviser. In addition to this material, Bishop-Crown held conferences with the Independent Directors, management and staff members and, on those occasions, also reviewed and made copies of additional information regarding the Company and the Adviser as it deemed necessary. Management is not aware of whether any of this material was in addition to that being supplementary delivered hereby.

     While it reviewed this material, Bishop-Crown, as a basis for its analysis, created its own financial forecasts and projections regarding the future performance of the Registrant and the Adviser, both as separate entities and as a combined entity.

     Bishop-Crown has advised us, and the Preliminary Proxy
Statement states, that the forecasts and projections provided by management constitute only some of the information Bishop-Crown reviewed and relied upon in connection with its opinion.

     28. We enclose supplementally, copies of all of the material provided or distributed by management to the Board of Directors regarding the Adviser and the proposed terms of the Adviser Acquisition. Included with copies of this material is a manifest designating each package of materials by number and a schedule of distribution indicating which of the materials were distributed to the Independent Directors, Houlihan and Bishop-Crown.

     36. We enclose supplementally, with the material referenced in our response to Item 28 above, copies of all materials furnished to Houlihan by management and the Adviser. In addition to this material, Houlihan held conferences with the Independent Directors, management and staff members and on those occasions, also reviewed and made copies of additional information regarding the Company and the Adviser as it deemed necessary. Management is not aware of whether any of this material was in addition to that being supplementary delivered hereby.

     Houlihan has advised us, and the Preliminary Proxy Statement states, that the forecasts and projections provided by management constitute only part of the information Houlihan reviewed and relied upon in connection with its opinion. While Houlihan reviewed this material as part of its analysis, it created its own financial forecasts and projections regarding the future performance of Registrant and the Adviser, both as separate entities and as a combined entity.

     37. The materials provided to the Board of Directors in support or in non-support of the valuation of the Adviser are included in the materials referenced in Response 28 above.

     42. Included with this letter are the revised Pro forma Statements. The pro forma statements now include a separate presentation of each component of shareholders' equity and present pro forma adjustments to each component. The pro forma statements also disclose the number of shares authorized, issued and outstanding on both a historical and pro forma basis.

     43. Note 3 to the pro forma balance sheet now discloses the number of additional shares of the Company that are contingently payable pursuant to the Adviser Acquisition, the terms of issuance and how the additional issuances of such shares will be accounted for.

     44. Note 3 to the pro forma balance sheet now discloses the dollar amount of the initial purchase price and that it will be expensed in the year in which the Acquisition is consummated. We request that the Staff supplementally review the proposed revisions and advise Registrant as to their adequacy prior to filing as part of the definitive Proxy Statement.

     51.  The Staff's comments is duly noted.

     52. Registrant's Form 10-KSB Report for the year ended December 31, 1997 (the "1997 10-KSB") includes the requested information under Items 1 and 2. If otherwise deemed necessary, Registrant is prepared to amend Items 1 and 2 of the Form 10-K for Registrant's year ended December 31, 1996 (the "1996 10-K") as follows:

     - Significant lease terms will be included for a fourth property, the Just for Feet Store in Item 1.

     - To address the issue of occupancy rate, the "Properties" section of Item 1 and the first paragraph of Item 2 will specify that each property is a single tenant property.

     - To address the issue of occupancy rate as a percentage over the last five years, the first paragraph of Item 2 will be expanded to state that each of the properties have been occupied and leased for the entire time owned by the Company. This information is already included in Item 1.

     53. If otherwise deemed necessary, Registrant is prepared to amend the "Selected Financial Data" section of the 1996 10-K to remove the income before depreciation, amortization and special compensation.

     54. If otherwise deemed necessary, Registrant is prepared to amend the "Management's Discussion and Analysis" of the 1996
10-K to include the disclosures requested by this comment.

     55. The 1997 10-KSB includes the requested disclosure. If otherwise deemed necessary, Registrant is prepared to amend the "Management's Discussion and Analysis" section of the 1996 10-K to disclose the composition of "administrative expenses" in 1996. Please see our response to Item 57, below.

     56. The shares underlying the Company's $9.00 warrants are being issued pursuant to a Registration Statement on Form S-3, declared effective by the Commission on May 29, 1997.

     57. There have been no fees of any type forgiven or waived by Registrant's Adviser or its Affiliates during any period. Property management fees are discussed in detail in the following paragraphs. Administrative and overhead expenses, both to the Adviser and to third parties for each of the three years are summarized as follows.


                               1994         1995          1996


Adviser Reimbursements        $ 2,954      $     0       $37,910

Legal & Professional Fees:

     Transfer Agent             1,537        5,672         5,161

     Accounting                 1,450       11,670         4,850

     Other (Audit,
     Legal, etc.)               2,544       32,521        31,049

TOTAL                         $ 8,485      $49,863       $78,970


     In addition, the administrative expenses listed above as a percentage of total revenues were 5.33% in 1994, 8.00% in 1995 and 7.43% in 1996.

     Accounting and Shareholder Administrative Costs. In 1994, Registrant's year of inception, the Adviser provided administrative services in connection with setting up records and administrative systems and procedures for Registrant. Accounting services were performed by an independent party and directly paid for. Registrant also utilized the services of an independent transfer agent in 1995, as Registrant's shareholders increased. Registrant continued to outsource ministerial investor functions, such as communication mailings, payments of distributions, Form 1099 reporting and other ministerial administrative functions to its transfer agent. Thus, in 1995, both accounting and administrative functions were outsourced and, as shown in the above table, Adviser reimbursements were zero but direct transfer agent and accounting expenses increased disproportionately from the prior year. In 1996, the Adviser employed a full-time financial officer and provided accounting services to the Company, including property management record-keeping services.
As a result, general non-audit accounting services rendered by any outside parties decreased significantly. Ministerial shareholder communication and related functions were still performed and directly paid for by Registrant's transfer agent.

     Property Management Costs. Under Registrant's Omnibus Services Agreement with its Adviser, the Adviser has the right to charge property management fees and to collect reimbursements for property management costs only to the extent it provides services and incurs such costs. Accordingly, property management fees were not charged until September 1997 because management services were not necessary until that time. The Registrant did reimburse the Adviser for its out-of-pocket management expenses in 1994, 1995 and 1996.

     It has been management's experience, both with Registrant and with affiliated partnerships, that property management expenses are minimal during the initial twelve months of property ownership. Because the properties acquired by Registrant in 1994 and 1995 were newly constructed and subject to newly effective net leases, property management functions were minimal, at least during the initial twelve months of ownership. Moreover, essentially all property management setup functions, including lease review, payment administration procedures and property status are performed by the Adviser upon acquisition of the property as part of its acquisition fee and acquisition expense reimbursements. Registrant did not hold a substantial number of properties for twelve months or more until 1996, when it held five such properties for the entire year. Management believes overall expenses were slightly lower in 1996 as a percentage of revenues because revenues for 1996 nearly doubled and for most of the year a majority of its 8 properties were owned for less than 12 months.

     Registrant believes that its costs are in line with other REITs which typically incur administrative and property management costs in the 3% range and general administrative expenses in the 6% to 10% range. In general, the larger a REIT's asset base, its costs for these functions represent a smaller percentage of total revenues.

     Restatement Not Required. As discussed above, Registrant did not pay property management or advisory fees in 1994, 1995 or 1996 and such fees were not waived, but instead no services giving rise for such fees were provided. Payments to the Adviser and its affiliates during this period were for reimbursement of the Adviser's out-of-pocket expenses in connection with the Registrant's property management and administrative functions. The Proxy Statement has been amended to remove any confusion as to the payment of advisory fees vs. expense reimbursements. The discussion regarding the Adviser's rights under the Omnibus Services Agreement has been revised to state that the right to payment for fees or reimbursement of expenses is limited to the extent such services are provided or expenses are incurred.
Based on the foregoing, the Company does not believe fees were forgiven or waived by the Adviser or affiliates. Accordingly, Registrant believes that all costs are currently properly reported in its financial statements.

     58.  The "Real Estate" section of Note 1 to the Financial
Statements of the 1996 10-K does state on page F-10 that an annual valuation update is performed on each property for which an appraisal is older than twelve months.

     59. The 1997 10-KSB includes the requested disclosure. Included herewith is a copy of the form of Joint Venture Agreement utilized by Registrant in the subject joint ventures. Included for the Staff's supplemental review is a copy of the form of Joint Venture Agreement used in each of Registrant's six consolidated joint ventures. Section 4.2 expressly incorporates the provisions to the Texas Revised Partnership Act (the "TRPA"). Based on representations of Texas counsel under the TRPA, management decisions, such as the sale or disposition of the property, would be controlled by the majority owner, which in each case is Registrant. Under the TRPA, Registrant as the majority owner of the property may make operating decisions and sell the property without the consent of the minority joint venture interests.

     It should also be noted that based on the foregoing, Registrant has accounted for its joint venture interest on a consolidated basis. The minority joint venture holders account for their joint venture interest on the equity basis consistent with Registrant's method of reporting. Of Registrant's present joint ventures, two are with AAA Net Realty Fund X, Ltd. (a Reporting Company).

     60.  The 1997 10-KSB includes the requested disclosure in
Item 1 with respect to Just-For-Feet, the only tenant leasing 20% or more of Registrant's Properties at December 31, 1997. Registrant does not believe that it is necessary to disclose financial information regarding Viacom Inc. as guarantor of the subject Blockbuster leases because each Blockbuster location is independent of the other and no Blockbuster property exceeds 20% of the Company's total assets on a consolidated basis. For 1997, the Blockbuster stores, individually and in the aggregate, are less than 20% of Registrant's consolidated total assets.

     61. The 1997 10-KSB includes the requested disclosure. If otherwise deemed necessary, Registrant is prepared to amend the
Schedule III  to include the additional disclosures requested.

     We thank you in advance for your expeditious review of this filing. Please contact the undersigned, legal counsel to the Company in this matter, with any questions or comments you have.

Very truly yours,


/s/ Bruce J. Rushall
BRUCE J. RUSHALL

BJR:cjd
Encl.


                INDEX TO FINANCIAL INFORMATION

Pro Forma Financial Statements:

     Unaudited Pro Forma Financial Information                          F-2

     Unaudited Pro Forma Balance Sheet as of December 31, 1997          F-3

     Notes to Pro Forma Balance Sheet                                   F-4

     Unaudited Pro Forma Statement of Operations for the Year
       Ended December 31, 1997                                          F-5

     Notes to Pro Forma Statement of Operations                         F-6


                                   F-1


               PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

The following unaudited pro forma financial information for American Asset Advisers Trust, Inc. (the "Company") gives effect to the merger and is based on estimates and assumptions set forth in the notes to the financial statements which include pro forma adjustments. This unaudited pro forma financial information has been prepared from the historical financial statements of the Company and of American Asset Advisers Realty Corp. (the "Adviser"). The pro forma balance sheet assumes that the merger occurred on December 31, 1997. The pro forma statement of operations assumes that the merger occurred on January 1, 1997. The pro forma adjustments do not reflect the final amounts which will be determined at closing. Management does not anticipate that final amounts will be materially different.

The unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the merger had been effected on the dates indicated or of the results which may be obtained in the future and should be read in conjunction with the annual financial statements of the Company.


                                     F-2


                   AMERICAN ASSET ADVISERS TRUST, INC.
                        PRO FORMA BALANCE SHEET
                           DECEMBER 31, 1997
                              (UNAUDITED)

                                            Historical     Pro Forma          Pro Forma
                                             Company      Adjustments  (1)      Total

ASSETS
Cash and cash equivalents                  $  1,401,740  $          -       $  1,401,740
Accounts receivable                             124,600             -            124,600
Property, net                                21,827,866        68,439  (2)    21,896,305
Net investment in direct financing leases     3,161,196             -          3,161,196
Other assets                                    630,961             -            630,961
Total assets                               $ 27,146,363  $     68,439       $ 27,214,802

LIABILITIES & SHAREHOLDERS' EQUITY
LIABILITIES
Notes payable                              $  6,131,489  $          -       $  6,131,489
Estimated obligation to shareholder                   -       200,000  (3)       200,000
Accounts payable                                108,823       117,110  (3)       225,933
Capital lease payable                                 -         6,854  (4)         6,854
Security deposit                                 15,050             -             15,050
Total liabilities                             6,255,362       323,964          6,579,326

MINORITY INTEREST                             5,260,795             -          5,260,795

SHAREHOLDERS' EQUITY
Common stock, $.01 par value, 100,000,000
  shares authorized, 1,868,213 and
  2,081,473 shares issued and outstanding
  on historical and pro-forma basis,
  respectively                                   18,682         2,133  (3)        20,815
Capital in excess of par value               16,665,300     2,183,782  (3)    18,910,667
                                                               68,439  (2)
                                                               (6,854) (4)
Accumulated distributions in excess of
  earnings                                   (1,053,776)   (2,503,025) (3)    (3,556,801)

Total shareholders' equity                   15,630,206      (255,525)        15,374,681

Total liabilities and shareholders' equity $ 27,146,363  $     68,439       $ 27,214,802



See Notes to Pro Forma Balance Sheet

                                    F-3


                NOTES TO UNAUDITED PRO FORMA BALANCE SHEET


(1) Adjustments are reflected as if the acquisition of the Adviser was completed on December 31, 1997.

(2)  Represents the addition of office furniture and equipment.

(3) Represents the issuance of 213,260 shares of Common Stock in consideration for the acquisition of the Adviser at a price of $10.25 per share, the selling price under the Company's current offering, plus an estimated obligation to the shareholder of the Adviser in the amount of $200,000 plus estimated transaction costs of $400,000. This amount has been accounted for as costs incurred in acquiring the Adviser from a related party because the Adviser has not been deemed to qualify as a "business" for purposes of applying APB Opinion No.16, "Business Combinations". This adjustment does not include any shares potentially issuable in accordance with the Agreement and Plan of Merger described in this Proxy Statement since the Pro Forma Balance Sheet was prepared as if the merger occurred on December 31, 1997 and the issuance of any additional shares is dependent upon the achievement of events subsequent to the closing of the merger. As of December 31, 1997, $282,890 of transaction costs had been incurred and charged to expense.

     Consideration for the Adviser                          $ 2,385,915
     Additional transaction costs incurred in 1998              117,110
     Additional costs incurred to acquire Adviser           $ 2,503,025
        (to be expensed upon consummation of transaction)

     Common Stock issued                                    $     2,133
     Capital in excess of par value                           2,183,782
     Retained earnings                                       (2,503,025)
     Net decrease in equity                                 $   317,110

     The $200,000 estimated obligation to the shareholder of the Adviser represents the estimated excess current liabilities over the current assets of the Adviser at the closing date ("Current Liability Excess"). This amount is payable at the election of the Company in either cash or common stock valued at a price of $10.25 per share. The remaining share balance will be reduced by the number of shares equal to the Current Liability Excess divided by $10.25.

     In addition, up to 686,740 shares of stock are contingently issuable for a period of up to 24 calendar quarters following the closing of the transaction. Within 30 days after the end of each calendar quarter, shares will be issued up to the level where the shareholder of the Adviser's total stock ownership does not exceed 9.8% of the Company's total shares issued and outstanding. The issuance of these additional shares will be expensed as they are issued.

(4)  Represents a capital lease obligation related to office equipment.


                                    F-4


                  AMERICAN ASSET ADVISERS TRUST, INC.
                   PRO FORMA STATEMENT OF OPERATIONS
                 FOR THE YEAR ENDED DECEMBER 31, 1997
                              (UNAUDITED)



                                                    Historical               Pro Forma           Pro Forma
                                              Company        Adviser        Adjustments  (1)       Total


REVENUES

  Rental income from operating leases         $ 1,217,187    $         -    $         -         $ 1,217,187
  Earned income from direct financing leases      339,628              -              -             339,628
  Service fee income                                    -      1,380,461     (1,213,026) (2)        167,435
  Commission income, net                                -        141,813              -             141,813
  Dividend income                                       -         14,429        (14,429) (2)              -
  Interest income                                 153,895         12,539              -             166,434

  TOTAL REVENUES                                1,710,710      1,549,242     (1,227,455)          2,032,497

EXPENSES

  General operating and administrative            218,968      1,409,133     (1,332,220) (2)        295,881
  Amortization                                     62,754             32              -              62,786
  Depreciation                                    146,015         15,431              -             161,446
  Interest                                          6,000         18,202              -              24,202
  Potential acquisition costs                     282,890              -              -             282,890
  Taxes                                                 -         21,626        (21,626) (2)              -

  TOTAL EXPENSES                                  716,627      1,464,424     (1,353,846) (3)        827,205

PRO FORMA INCOME BEFORE MINORITY INTEREST IN
  NET INCOME OF CONSOLIDATED JOINT VENTURES       994,083         84,818        126,391           1,205,292

MINORITY INTEREST IN NET INCOME OF
  CONSOLIDATED JOINT VENTURES                    (455,226)             -              -            (455,226)

PRO FORMA NET INCOME                          $   538,857     $   84,818     $  126,391          $  750,066

PRO FORMA EARNINGS PER SHARE:

   Basis                                      $      0.34                                        $     0.42

   Diluted                                    $      0.33                                        $     0.41

WEIGHTED AVERAGE COMMON AND
COMMON EQUIVALENT SHARES OUTSTANDING:

   Basic                                        1,563,048                                         1,776,308

   Diluted                                      1,624,217                                         1,837,477




See Notes to Pro Forma Statement Of Operations

                                    F-5


             NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

(1) Adjustments are reflected as if the acquisition of the Adviser was effective as of January 1, 1997.

(2)  Includes pro forma adjustments as follows:

     * Elimination of service fee income recorded by the Adviser for administrative, acquisition and management services provided to the Company. Administrative service fees were previously expensed by the Company and the remaining fees were previously capitalized.

     * Elimination of dividend income earned from the Adviser's stock ownership in the Company prior to the merger.

     * Elimination of general and administrative expenses of the Adviser which have been allocated to the Company or have been capitalized in connection with the acquisition and development of properties acquired during the period.

     * Elimination of income tax provision recorded by the Adviser as the Company is qualified as a real estate investment trust and is not a tax paying entity.

(3) To the extent that the consideration paid for the Adviser exceeds the fair market value of the net tangible assets received, an expense will be recorded as an operating expense on the Company's Statement of Operations. Because the purpose of the pro forma statement of operations is to reflect the expected continuing impact of the merger on the Company, this adjustment has not been included. At the closing of the merger, this expense will be recorded as an operating expense. For the year ended December
     31, 1997, this pro forma expense would have been $2,124,330 based on the issuance of 213,260 shares at closing on January 1, 1997 in accordance with the partial satisfaction of the share balance issuance criteria described in the Agreement and Plan of Merger.
     In addition, up to 686,740 shares of stock are contingently issuable for a period of up to 24 calendar quarters following the closing of the transaction. Within 30 days after the end of each calendar quarter, shares will be issued up to the level where the shareholder of the Adviser's total stock ownership does not exceed 9.8% of the Company's total shares issued and outstanding. The issuance of these additional shares will be expensed as they are issued.


                                   F-6